Contact:	Julie McDowell Vice President Corporate Communications Teleflex Incorporated 610-948-2836	OR	Jon Ralph General Partner Freeman Spogli & Co. 310-444-1822	Exhibit 99.2

FOR IMMEDIATE RELEASE	May 17, 2004

Teleflex Agrees to Acquire Hudson Respiratory Care, Inc.

Limerick, PA — Teleflex lncorporated (NYSE:TFX) announced today that it has agreed to acquire Hudson Respiratory Care, Inc. (Hudson) from entities controlled by Freeman Spogli & Co. and management in a cash transaction valued at $460 million including the net present value of future tax benefits exceeding $60 million. The price includes the retirement of all existing Hudson indebtedness.

     With $185 million in 2003 revenue, Hudson is a leading provider of disposable medical products for respiratory care and anesthesia. The transaction is subject to applicable regulatory approvals and is expected to be completed in the third quarter of 2004. Teleflex expects to finance the purchase through portions of a syndicated bank revolving credit line in the amount of $500 million and term debt in the amount of $300 million to $400 million.

     “The acquisition of Hudson furthers our vision for the Teleflex portfolio and strengthens our position both strategically and financially,” said Jeffrey P. Black, president and chief executive officer of Teleflex. “The revenue and operating synergies between the two companies create significant opportunities for growth. We expect the acquisition to be nominally accretive to earnings in 2004 and to provide more than 25 cents per share accretion in 2005. At this time, we continue to anticipate that earnings per share for the full year 2004 will be in the range of our previous guidance of $3.10 to $3.20.”

     “The addition of Hudson to our Medical Segment coupled with recently announced divestitures of non-strategic product lines illustrates our commitment to improving profitability and global competitiveness,” added Black. “The steps we are taking are consistent with maintaining a balance of diversified businesses that position Teleflex to achieve improved operating margins and consistent earnings growth in the years ahead.”

     “Bringing together the trusted brands of Rüsch in anesthesia and Hudson in respiratory care will significantly expand our range of products and enhance our channels to market worldwide,” said Forrest Whittaker, president and chief operating officer of Teleflex Medical. “With this acquisition, Teleflex Medical now becomes an $800 million business on an annualized basis and we double the presence of

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our Health Care Supply product lines in North America. We also position ourselves to accelerate the achievement of our stated goals for margin improvement across our Medical Segment.”

     Charles A. French, president and chief executive officer of Hudson commented, “The 60-year success story of Hudson RCI results from the talent and dedication of our employees around the world who deliver high quality products that provide a better quality of care to patients with chronic respiratory disease. We are proud of our legacy and confident that we will play a significant role in the success of Teleflex Medical.”

     Based in Temecula, California, Hudson employs 2,000 people worldwide and provides disposable respiratory and anesthesia products for the treatment of chronic respiratory disease. Hudson enjoys leadership positions in several product segments including oxygen delivery, humidification, airway management and aerosol therapy.

About Hudson:
 Hudson is a privately held medical manufacturing firm specializing in disposable products for respiratory care and anesthesia. Corporate headquarters are located in Temecula, California, with a European office in Upplands Vasby, Sweden. Hudson RCI maintains manufacturing facilities in California, Illinois, Mexico, and Malaysia. Distribution centers located in California, Illinois, and the Netherlands service the needs of a vast network of distributors around the world. A team of 80 domestic and international sales representatives, supported by clinical and marketing personnel located in the Temecula and Stockholm offices, provide sales, service, technical support, and clinical information on Hudson RCI’s broad range of respiratory care and anesthesia products. See www.hudsonrci.com.

About Teleflex Medical:
 Teleflex Medical, a division of Teleflex Incorporated, is a leading global supplier of surgical instruments, medical devices, instrument management services, and health care supplies. Teleflex Medical markets health care supplies for anesthesia and urology under the Rüsch brand name and surgical instruments and medical devices under the Beere, CVevolutions, Deknatel, KMedic, Pilling, and Weck brands. The company also offers on-site operating room services for integrated health networks and custom instrument design and manufacture for OEMs.

About Teleflex:
 Teleflex Incorporated (NYSE:TFX) is a diversified industrial company with annual revenues of over $2 billion. The company designs, manufactures and distributes quality engineered products and services for the automotive, marine, industrial, aerospace and medical markets worldwide. Teleflex employs more than 19,000 people worldwide who focus on providing innovative solutions for customers. For more information, see www.teleflex.com.

About Freeman Spogli & Co:
 Freeman Spogli & Co. is a privately-owned investment firm with offices in Los Angeles and New York. Since its founding in 1983, the firm has invested over $1.9 billion in 34 portfolio companies.

Teleflex will comment on this acquisition on a conference call to be held today at 4:45 p.m. (ET). The call will be archived and available on the company’s website at www.teleflex.com.

Forward-looking information:
 Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s Securities and Exchange Commission filings.

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